UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 15, 2006

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2006, Verticalnet, Inc. (the "Company") entered into a Note Purchase Agreement ("Purchase Agreement") with an institutional investor (the "Investor"). Under the terms of the Purchase Agreement, the Investor agreed to loan the Company $4.0 million and the Company agreed to issue to the Investor a senior subordinated discounted promissory note in the principal amount of $5.3 million (the "Discount Note").

Pursuant to the Purchase Agreement, the Company agreed to use commercially reasonable efforts to obtain the consent of the holders of the Company’s senior secured convertible promissory notes issued in August, 2005 (the "Senior Notes"), to permit the Company to grant a subordinated lien and security interest in all of the Company’s and its subsidiaries’ assets to the Investor (the "Consent").

The Company issued the Discount Note on May 18, 2006. Interest on the principal amount of the Discount Note accrues at 6.00% per annum payable quarterly in arrears, beginning July 2006 until the maturity date. The principal amount of the Discount Note will become due on the earlier of: (i) 18 months from the date of issuance; (ii) January 31, 2007, if the Company is unable to obtain the Consent; or (iii) the date on which the Company consummates a fundamental transaction, which is defined to include a transaction involving the sale of substantially all of its asset or any merger, consolidation or similar transaction involving the transfer of greater than 50% of the Company’s outstanding voting securities. Also, in the event that that Company is unable to obtain the Consent prior to June 17, 2006, the interest rate will increase to 12.00% per annum.

Furthermore, the Discount Note provides that upon the occurrence of certain events, including the failure to make a timely payment or the failure to maintain the listing of the Company’s stock on a satisfactory exchange or market including the OTC Bulletin Board, the interest rate will increase to 14.00% per annum.

The transaction resulted in net proceeds to the Company of approximately $3.7 million, after deducting the estimated offering costs and fees. The Company intends to use these proceeds for working capital and general corporate purposes, subject to certain exceptions and limitations set forth in the Purchase Agreement.

The foregoing is only a summary of the Purchase Agreement and the Discount Note. You are urged to read each of the agreements attached to this report as Exhibit 10.1 and 4.1 in its entirety for a more complete description of the terms and conditions of such agreement.

The information regarding the Purchase Agreement and the Discount Note set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and the Discount Note, copies of which are filed as Exhibits 10.1 and 4.1, respectively, to this current report, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this current report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1 Senior Subordinated Discount Note, dated May 18, 2006

10.01 Note Purchase Agreement, dated May 15, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

May 19, 2006	By:	Gene S. Godick

Name: Gene S. Godick
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

4.1	Senior Subordinated Discount Note dated May 18, 2006.
10.1	Note Purchase Agreement dated May 15, 2006.